Exhibit 99.1
For Immediate Release

Press Release

Roka Bioscience Reports Fourth Quarter and Full Year 2014 Financial Results

Warren, NJ - March 26, 2015 - (PR Newswire) - Roka Bioscience, Inc. (NASDAQ: ROKA), a molecular diagnostics company focused on providing advanced testing solutions for the detection of foodborne pathogens, today reported its financial results for the three months and full year ended December 31, 2014.

Fourth Quarter 2014 Financial Results:

Revenue for the quarter ended December 31, 2014 was $1.4 million compared with $689,000 for the fourth quarter of 2013 and $1.5 million for the third quarter of 2014. The increase in fourth quarter revenue year-on-year resulted from an increase in the number of Atlas® instruments placed with commercial customers and increased commercial utilization of the instruments. As of December 31, 2014, the Company had 38 instruments placed with customers under commercial agreements compared to 23 instruments as of December 31, 2013 and 36 instruments as of September 30, 2014.

“We continue to make progress with our commercialization efforts and remain focused on increasing revenue from our current customers while continuing to expand our strategic customer base.” said Paul Thomas, Roka Bioscience President and Chief Executive Officer.

Total operating expenses for the fourth quarter of 2014 were $10.2 million compared with $8.1 million in the fourth quarter of 2013. Net loss for the fourth quarter of 2014 was $7.4 million, or $0.43 per share, compared with a net loss of $4.5 million, or $7.51 per share, in the fourth quarter of 2013.

Full Year 2014 Financial Results:

For the year ended December 31, 2014 revenue increased 132% to $5.1 million compared with $2.2 million in 2013. Total operating expenses for the year ended December 31, 2014 were $36.6 million compared with $31.8 million in 2013. Net loss for the year ended December 31, 2014 was $32.2 million, or $2.93 per share, compared with a net loss of $29.6 million, or $56.81 per share, in 2013.

As of December 31, 2014, the Company had cash and cash equivalents and marketable securities of $57.1 million compared with $32.7 million at December 31, 2013.

Conference Call
Roka Bioscience will host a conference call today at 4:30 p.m. Eastern Time to discuss these results and answer questions. During the conference call, material information concerning the Company, its operations, strategies and prospects may be discussed. To listen to the conference call live, go to http://rokabio.investorroom.com/ or dial 1-888-347-1331 for domestic callers and 1-412-902-4277 for international callers. A replay of the conference call will be available after the completion of the call by dialing 1-877-344-7529 (domestic) and 1-412-317-0088 (international). The replay access code is 10061977. An online archive of the conference call will also be available at http://rokabio.investorroom.com.

About Roka Bioscience
Roka Bioscience is a molecular diagnostics company focused on developing and commercializing advanced testing solutions for the food safety testing market. Our Atlas Detection Assays incorporate our advanced molecular technologies and are performed on our “sample-in, result-out” Atlas System that automates all aspects of molecular diagnostic testing on a single, integrated platform. The Atlas System and Detection Assays are designed to provide our customers with accurate and rapid test results with reduced labor costs and improved laboratory efficiencies. For more information, visit http://rokabio.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions. Any statements contained herein (including, without limitation, statements to the effect that we “believe”, “expect”, “anticipate”, “plan” and similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with the Condensed Financial Statements included in this press release and the discussion below. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include those set forth in the company’s filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update any forward-looking statements, except as may be required by law. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Investor Contact:

Roka Bioscience, Inc.
ir@rokabio.com
855-ROKABIO (855-765-2246)
Source: Roka Bioscience

Condensed Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue	$1,356	$689	$5,057	$2,182
Operating expenses:
Cost of revenue	2,431	1,771	7,847	6,600
Research and development	1,943	1,732	7,934	7,568
Selling, general and administrative	4,887	4,587	19,101	17,483
Amortization of intangible assets	945	42	1,767	168
Total operating expenses	10,206	8,132	36,649	31,819
Loss from operations	(8,850)	(7,443)	(31,592)	(29,637)
Other income (expense):
Change in fair value of financial instruments	—	35	(785)	(2,595)
Interest income (expense), net	(561)	(193)	(1,805)	(438)
Loss before income taxes	(9,411)	(7,601)	(34,182)	(32,670)
Income tax provision (benefit)	(1,980)	(3,128)	(1,952)	(3,092)
Net loss and comprehensive loss	$(7,431)	$(4,473)	$(32,230)	$(29,578)
Net Loss per Common Share:
Basic and diluted	$(0.43)	$(7.51)	$(2.93)	$(56.81)
Weighted average common shares outstanding used in computing net loss per common share:
Basic and diluted	17,150,523	614,375	11,001,579	519,995

Condensed Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	December 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$7,503	$32,728
Short-term marketable securities	36,231	—
Trade accounts receivable, net of $0 allowance for doubtful accounts	670	277
Inventories	4,930	3,879
Deferred tax assets	—	3,135
Prepaid expenses and other current assets	2,115	2,437
Total current assets	51,449	42,456
Long-term marketable securities	13,366	—
Property and equipment, net	12,186	14,510
Intangible assets, net	26,156	1,344
Goodwill	360	360
Other assets	308	444
Total assets	$103,825	$59,114
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,134	$1,226
Short-term deferred payments	695	339
Notes payable, current	9,956	4,919
Accrued expenses and other short-term liabilites	2,125	2,381
Total current liabilities	13,910	8,865
Deferred payments	10,457	3,205
Convertible preferred stock warrant liability	—	212
Deferred tax liabilities	49	40
Other long-term liabilities	334	339
Total liabilities	24,750	12,661
Convertible Preferred Stock	—	127,797
Stockholders' Equity (Deficit):
Total Stockholders' Equity (Deficit)	79,075	(81,344)
Total liabilities and stockholders' equity (deficit)	$103,825	$59,114